Exhibit 10.21

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

SECOND REVISED AND RESTATED MASTER EXCLUSIVE LICENSE AGREEMENT

BETWEEN OHSU AND VIR BIOTECHNOLOGY, INC.

1.	BACKGROUND	2
2.	DEFINITIONS	2
3.	GRANT OF RIGHTS	8
4.	PAYMENTS	10
5.	SUBLICENSING	13
6.	COMMERCIALIZATION	13
7.	RESTRICTIONS	14
8.	BOOKS, RECORDS AND REPORTS	15
9.	CONFIDENTIAL INFORMATION	15
10.	PROSECUTION, DEFENSE AND MAINTENANCE OF PATENTS	16
11.	PATENT ENFORCEMENT	17
12.	REPRESENTATIONS, WARRANTIES AND DISCLAIMERS	18
13.	INSURANCE	19
14.	INDEMNIFICATION	19
15.	TERM AND TERMINATION	20
16.	GENERAL PROVISIONS	22

APPENDIX A: COMMERCIAL DEVELOPMENT PLAN

APPENDIX B: ANNUAL UPDATE TO COMMERCIAL DEVELOPMENT PLAN

APPENDIX C: QUARTERLY REPORT

APPENDIX D: FORM OF TECHNOLOGY ADDENDUM

APPENDIX E: FORM OF MATERIAL TRANSFER ADDENDUM

APPENDIX F: STOCK PURCHASE AGREEMENT

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SECOND REVISED AND RESTATED MASTER EXCLUSIVE LICENSE AGREEMENT

This Second Revised and Restated Master Exclusive License Agreement (this “Agreement”), is between the Oregon Health & Science University, having offices at 0690 SW Bancroft Street, Portland, Oregon 97239 (“OHSU”), and Vir Biotechnology, Inc., a Delaware corporation with a principal business address of 499 Illinois Street, San Francisco, California 94158 (“Licensee”). OHSU and Licensee are herein referred to each as a “Party” and collectively as the “Parties.” This Agreement shall replace in its entirety the Revised and Restated Master Exclusive License Agreement between the Parties, effective as of June 22, 2012 (the “Effective Date”). The Effective Date for this Agreement shall remain the same as for the Revised and Restated Master Exclusive License Agreement.

1.	BACKGROUND

1.1

OHSU has created certain inventions and discoveries generally described in OHSU Technology #’s [***] all of which are related to cytomegalovirus (“CMV”) vectors for use in vaccine development (each an “Invention” and collectively the “Inventions”) all of which has been licensed to Licensee under this Agreement through the execution of ten previous Technology Addendums and the ones attached herein.

1.2

OHSU and TomegaVax, Inc., a wholly owned subsidiary of Licensee, entered into that certain Revised and Restated Master Exclusive License Agreement dated and effective June 22, 2012 and certain Technology Addenda thereunder (the “License Agreement”) whereby such License Agreement is under the control of Licensee (Licensee acquired TomegaVax, Inc on September 12, 2016) and therefore being restated in Licensee’s name for purposes of this Agreement.

1.3	OHSU and Licensee mutually desire to revise and restate the License Agreement.

1.4

OHSU intends to include, certain additional OHSU inventions, discoveries, know-how and patent rights based on the composition or use of CMV vaccine vectors to this Agreement through the execution of addendums (each particular addendum herein referred to as a “Technology Addendum”).

1.5

OHSU may, from time-to-time include certain biological materials related to the Inventions, to this Agreement through the execution of addendums (each particular addendum herein referred to as a “Material Transfer Addendum”). One Material Transfer Addendum is attached herein.

1.6	OHSU desires the Inventions to be utilized for the public benefit to the fullest extent possible.

1.7	Licensee intends to bring together the scientific and business talent, facilities and capital to develop and market products and processes based upon the Inventions.

1.8	Licensee wishes to obtain from OHSU, and OHSU is willing to grant to Licensee, a license to exploit the Inventions subject to the terms and conditions set forth below.

2.	DEFINITIONS

2.1

“Affiliate” means any entity that controls, is controlled by or is under common control with Licensee, where “control” means beneficial ownership of more than 50% of the outstanding voting securities of an entity, the right to receive 50% or more of the profits or earnings, or the ability otherwise to elect a majority of the board of directors or other managing authority.

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2.2	“BLA” means the Biologics License Application submitted to the FDA or the equivalent application or filing submitted to any regulatory authority outside of the United States for Regulatory Approval.

2.3

“Change of Control” means (a) the acquisition, either directly or indirectly, through one or a series of transactions by any third party of more than fifty percent of the voting stock of licensee; (b) any merger or consolidation involving Licensee that requires a vote of the stockholders of Licensee; or (c) the transfer to any third party of all or substantially all the assets of Licensee relating to the subject matter of this Agreement.

2.4	“Clinical Material” shall have the meaning set forth in each Material Transfer Addendum, if applicable to the rights granted thereunder.

2.5	“Clinical Trial” means a human clinical trial of a Licensed Product in the Field of Use sponsored by Licensee or an Affiliate or Sublicensee or partner thereof anywhere in the world.

2.6

“Collaboration Agreement” means an agreement between OHSU and another academic or nonprofit institution providing for the performance of collaborative research involving the practice of any invention claimed by the Patent Rights by [***] and/or OHSU employees working under their direction at OHSU and one or more employees of such other academic or nonprofit institution.

2.7

“Commercialize or Commercialization” means any and all activities directed to manufacturing, marketing and sell marketing, promoting, distributing, offering for sale and selling a Licensed Product. For clarity, it excludes Develop and Development.

2.8

“Commercial Development Plan” means a written plan submitted by Licensee describing the details of how and when Licensee will commercially develop and exploit the Licensed Technologies, attached hereto in Appendix A, and as updated pursuant to Section 6.2 of the Agreement.

2.9

“Confidential Information” means all information and materials provided by one Party (“Disclosing Party”) to the other (“Recipient”) and designated as confidential by Disclosing Party when provided. The term “Confidential Information” does not include any information or materials that the Recipient demonstrates (a) is or becomes part of the public domain through no fault of the Recipient or anyone receiving the Confidential Information from Recipient; (b) was already known to Recipient prior to disclosure as demonstrated through adequate written records; (c) is disclosed to Recipient by a third party who has the right to make such disclosure; or (d) through adequate written records to have been developed independently of knowledge of or access to the Confidential Information. The specific terms and conditions of this Agreement are Confidential Information of both Parties, but the existence of the Agreement and Field of Use are not.

2.10

“Develop and Development” means all activities in connection with product development, including research, preclinical development, clinical development, development of the Licensed Technology, laboratory work, and development related to Licensed Technology, as are customary in the pharmaceutical industry.

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2.11	“Developed Country” means any country that is not identified as a Least Developed Country as defined herein.

2.12	“FDA” means the United States Food and Drug Administration or any successor agency.

2.13	“Field of Use” means all fields of use for all Licensed Technology except if otherwise defined in any Technology Addendum entered into by the Parties.

2.14

“Improvement” means any invention disclosed to OHSU Technology Transfer that directly relates to or is derived from the Patent Rights, or uses or incorporates the Patent Rights and was conceived and reduced to practice prior to the expiration of the Improvement Option Grant Term either:

(1)	at OHSU solely or jointly by [***] and/or one or more of those OHSU employees working under their direction at the time the relevant invention was conceived and reduced to practice; or

(2)

pursuant to a Collaboration Agreement, solely or jointly by [***] and/or one or more of those OHSU employees working under their direction at OHSU at the time the relevant invention was conceived and reduced to practice, on the one hand, and one or more employees of such other academic or nonprofit institution, on the other hand.

For purposes of this Section 2.14, an OHSU employee “under their [***] direction” shall mean an OHSU employee who (i) functionally reports to either of them or a subordinate employees working on their behalf, and (ii) works in their laboratory under their or a subordinate employees’ supervision working on their behalf.

2.15	“Improvement Option Grant Term” means the period of [***] beginning on the final signature date of this Second Revised and Restated Exclusive Master License Agreement.

2.16

“IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing submitted to any regulatory authority outside of the United States necessary to commence a Clinical Trial in such jurisdiction.

2.17

“Indication” means the use of a Vir License Product for the treatment or prevention of a particular disease or infection, e.g. prostate cancer, Hepatitis B, mycobacterium Tuberculosis, HIV, and others.

2.18	“Inventors” means the individuals listed as inventors on any patent application or issued patent included within the Patent Rights.

2.19	“Know-How” shall have the meaning set forth in each Technology Addendum.

2.20

“Least Developed Countries” means each country identified as a low-income economy by the World Bank Group and by the United Nations on their respective websites at the time the Licensed Product is transferred.

2.21	“Licensed Materials” means the Licensed Materials listed in each applicable Material Transfer Addendum.

2.22

“Licensed Product” means (a) any method, procedure, service or process that incorporates, uses, used, is covered by, infringes or would infringe any Licensed Technology but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the U.S. or foreign jurisdictions; and (b) any

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apparatus, material, equipment, machine or other product that incorporates, uses, used, is covered by, infringes or would infringe any Licensed Technology but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the U.S. or foreign jurisdictions.

2.23	“Licensed Technology” means a pending or issued claim of the Patent Rights.

2.24	“NDA” means the New Drug Application filed with the FDA or the equivalent application or filing submitted to any regulatory authority outside of the United States for Regulatory Approval.

2.25

“Net Sales” means the gross invoiced amount charged by Licensee, its Affiliates and/or its Sublicensees, for the sales of a Licensed Product, less any of the following items that are itemized on the relevant invoice or which Licensee [***]:

[***]

The deductible items listed in sub-clauses (a)-(f) above shall be either (i) included as line items on the invoice, or (ii) otherwise documented as being specifically attributable to actual sales of Licensed Products in accordance with United States Generally Accepted Accounting Principles (GAAP) or International Financing Reporting Standards (IFRS), as applicable, consistently applied throughout the organization of either Licensee or any Sublicensee. [***]. If Licensee or Sublicensee determines the resale price for subsequent transfers of Licensed Product, then Net Sales will be calculated based on the resale invoiced amount. If Licensee or Sublicensees sell the Licensed Products with any other goods or services, Net Sales will be calculated based on the [***]. Net Sales accrue at the first of delivery or invoice.

Notwithstanding the foregoing, Licensee and Sublicensee may transfer Licensed Products for the following purposes without generating a Net Sale: (i) to a contract research organization solely for Development for the direct benefit of the Licensee or Sublicensee, and (ii) to a third-party solely to demonstrate the Licensed Products potential to customers or partners; (iii) to a third-party solely for purposes related to obtaining Regulatory Approval; or (iv) in commercially reasonable amounts for use as sales samples.

If any Licensed Product is sold as a Combination Product (“Combination Product” shall mean a Licensed Product and any other clinically active therapeutic or prophylactic ingredient, mechanism or device), the Net Sales from the Combination Product, for the purposes of determining royalties, shall be determined by multiplying the Net Sales of the Combination Product during the applicable calendar quarter, by the fraction, A/(A+B), where A is [***], in each case during the applicable calendar quarter or, if sales of both the Sole Compound Product and the other active compounds or active ingredients did not occur in such period, then in the most recent Calendar Quarter in which sales of both occurred. If such [***], Net Sales for the purposes of determining milestones and royalties shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the [***] shall be applicable to the Country of Sale. In such event, Licensee shall [***] in the Combination Product, and shall [***]. If OHSU in good faith does not agree with such determination, OHSU shall give Licensee written notice of its disagreement within [***] after receiving the relevant report pursuant to Section 8.2, and the matter shall be submitted for final and binding resolution pursuant to the Section 16.7. “Sole Compound Product” shall mean a product containing no active compounds or active ingredients other than a single CMV vector vaccine. In the case of any sale or other disposal for value, such as barter or counter-trade, of Licensed Product, or part thereof, other than

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in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Licensed Product in the country of sale or disposal, as determined in accordance with Applicable Accounting Standards.

Provided that the Related Parties aren’t the end user, Sales between or among Licensee and its Related Parties shall be excluded from the computation of Net Sales, but Net Sales shall include sales to the first third party thereafter by Licensee or its Related Parties.

2.26

“OHSU-Controlled Improvement” means an Improvement with respect to which OHSU possesses the power and authority, whether arising by ownership, license, or other authorization, to grant a license without violating the terms of any written agreement with any third party. For purposes of clarity, OHSU-Controlled Improvements specifically exclude: (a) [***] at OHSU that is [***]; and (b) any Improvement described in Section 2.14 (2) that is invented pursuant to a Collaboration Agreement that does not allow OHSU to grant licenses to such Improvement without the other party’s consent.

2.27

“Patent Costs” means all out-of-pocket costs and expenses incurred by OHSU in connection with the preparation, filing, prosecution, defense, including interference and opposition proceedings, and maintenance of the Patent Rights.

2.28	“Patent Rights” shall have the meaning set forth in each Technology Addendum.

2.29

“Phase 1 Clinical Trial” means a Clinical Trial in any country that is intended to initially determine the metabolism and pharmacologic actions of the drug, side effects associated with increasing doses and/or to gain early evidence of the effectiveness of a pharmaceutical product for a particular indication or indications in normal volunteer subjects or in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(a), or its foreign equivalent.

2.30

“Phase 2 Clinical Trial” means a Clinical Trial in any country that is intended to initially evaluate the effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

2.31

“Phase 3 Clinical Trial” means a pivotal Clinical Trial in any country for which the results of could be used to establish safety and efficacy of a pharmaceutical product as a basis for a NDA or BLA that would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

2.32

“Reasonably Diligent Efforts” means the application of a level of human and financial resources, efforts and urgency to Develop and Commercialize Licensed Products consistent with Licensee’s practices in pursuing the Development and Commercialization of its other high-value products in light of the Licensed Product’s characteristic features, target indication, competitiveness and sales volume, but in no event less than the level commonly applied by other pharmaceutical companies to their own high-value products of a similar nature.

2.33	“Related Parties” means any Sublicensee or an Affiliate.

2.34	“Regulatory Approval” means the approval from any regulatory authority such as the FDA or a foreign equivalent regulatory authority necessary for Commercialization of a Licensed Product.

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2.35

“Royalty Term” means, with respect to each Vir Licensed Product sold in a particular country (the “Country of Sale”), the period beginning on the date of the first Net Sale of such Vir Licensed Product in the Country of Sale and ending on the latest to occur of: (i) the expiration of the last to expire of the Patent Rights in the Country of Sale containing a Valid Claim that would, in the absence of a license under the Patent Rights, be infringed by the manufacture, use, sale, offer for sale or import of such Vir Licensed Product in the Country of Sale; (ii) if the Vir Licensed Product is manufactured in a country other than the Country of Sale (such other country, the “Country of Manufacture”) and the manufacture, use, sale, offer for sale or import of such Vir Licensed Product in the Country of Manufacture would, in the absence of a license under the Patent Rights, infringe a Valid Claim of the Patent Rights in the Country of Manufacture, the expiration of the last to expire of the Patent Rights in the Country of Manufacture containing a Valid Claim that would, in the absence of a license under the Patent Rights, be infringed by the manufacture, use, sale, offer for sale or import of such Licensed Product in the Country of Manufacture; and (iii) the tenth (10th) anniversary of the first Net Sale of such Vir Licensed Product in such Country of Sale.

2.36

“Sublicense” means a license granted by Licensee to a third party for all or a portion of the rights granted to the Licensee under the Licensed Technology, provided that such license is granted in accordance with Article 5.

2.37

“Sublicense Revenue” means all amounts due and payable to Licensee and its Affiliates from any Sublicensee, in consideration for a Sublicense for the rights granted to the Sublicensee in the Licensed Technology, whether received in cash or any other form of consideration, other than amounts received as a royalty for sales of Licensed Products generating royalty payments (whether paid in the form of a percentage of net sales or as a percentage of profits of any such Sublicensee). Sublicense Revenue includes [(***] due and payable in consideration of any Sublicense of the rights granted hereunder in and to the Licensed Technology, (b) [***], and (c) [***]. Sublicense Revenue will not include [***]. Notwithstanding the foregoing, to avoid double-counting of payments to OHSU, Licensee shall have the right to credit any milestone payments paid to OHSU pursuant to Section 4.2 against any Sublicensing Revenues arising from payments received by Licensee from a Sublicensee for achievement of the equivalent milestone event, prior to the calculation of the Sublicense Fees due OHSU. By way of example only, [***], if Licensee receives Sublicensing Revenue from a Sublicensee [***] then OHSU will receive a payment of [***].

2.38

“Sublicensees” means any person or entity that directly or indirectly obtains a Sublicense in or to Licensed Technology from Licensee or a Sublicensee in order to Develop and/or Commercialize a Licensed Product, including by an agreement not to assert rights, other than solely from the purchase of Licensed Product. For the avoidance of doubt, Licensee’s third-party contractors (e.g. manufacturers, contract manufacturing organizations, vendors, clinical site and investigator, and contract research organizations) shall not be considered Sublicensees under this definition.

2.39

“Term” means the period beginning on the Effective Date and, subject to earlier termination under Section 15, will expire upon the later of either (i) the expiration of the last-to-expire Valid Claim of the Licensed Technology or (ii) ten (10) years after the last Technology Addendum Effective Date.

2.40

“Valid Claim” means a claim of an issued patent that has not lapsed, expired, been canceled, or become abandoned, and has not been held invalid by a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

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The term “Valid Claim” shall also include a claim of a pending patent application which has not been pending for a period of more than [***] from the date of the first presentation of claims for examination on the merits (i.e. first office action) of that patent application.

2.41	“Vir Licensed Product” means a prophylactic or therapeutic product that incorporates some or all of the Licensed Products.

3.	GRANT OF RIGHTS

3.1	Licenses

(a)

Exclusive Patent License. Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, unless otherwise stated in one or more Technology Addendum, OHSU grants to Licensee and its Affiliates an exclusive, worldwide license, with the right to grant Sublicenses as set forth below under the Patent Rights, to make, have made, use, distribute, have distributed, research, improve, offer to sell, sell, have sold, and import Licensed Products for the Field of Use.

(b)

Non-Exclusive Know-How License. Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, OHSU grants to Licensee a nonexclusive, worldwide license, with the right to grant Sublicenses as set forth below, under the Know-How to make, have made, use, distribute, have distributed, research, improve, offer to sell, sell and import Licensed Products for the Field of Use. OHSU has made the Know-How reasonably available to Licensee on an “AS IS, WHERE IS” basis. OHSU has no other obligation with respect to the Know-How.

(c)	Sublicense. Licensee will have the right to grant Sublicenses through multiple tiers under the rights conveyed in Sections 3.1(a) and (b), and 3.3 as set forth in Section 5.

(d)

Limited License. OHSU has not authorized any products or processes other than Licensed Products, including Vir Licensed Product, made, used, sold and imported in compliance with this Agreement. All conveyances of the rights licensed in this Section 3.1, including Sublicenses, assignments and transfers will be consistent with the terms and conditions of this Agreement or will be null and void.

3.2	Option to Improvements.

(a)

Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, OHSU hereby grants Licensee an exclusive option to incorporate OHSU rights in OHSU-Controlled Improvements under this Agreement (the “Improvement Option”) reserving to OHSU, in each case, the retained rights under Section 3.4 below. OHSU shall notify Licensee in writing of each OHSU-Controlled Improvement that is disclosed to OHSU within [***] of such disclosure to OHSU, which notice (an “OHSU Notice”) shall include a copy of the relevant written disclosure of the OHSU-Controlled Improvement to OHSU describing the OHSU-Controlled Improvement. On an OHSU-Controlled Improvement-by-OHSU-Controlled Improvement basis, Licensee may exercise the Improvement Option with respect to a particular OHSU-Controlled Improvement by delivering written notice of such exercise, which notice shall identify such OHSU-Controlled Improvement, to OHSU (“Exercise Notice”) no later than [***] after the date Licensee receives the applicable OHSU Notice (the “Option Period”).

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(b)

At Licensee’s request during the Option Period for an OHSU-Controlled Improvement, OHSU shall make effort to (i) answer reasonable questions relating to such OHSU-Controlled Improvement and (ii) provide to Licensee data relating thereto for assessment by Licensee, with all such information provided pursuant to this section constituting Confidential Information of OHSU. Notwithstanding any other provision of this Agreement, Licensee may not share any of such information provided pursuant to this section with any third party without prior written consent of OHSU.

(c)

If Licensee exercises the Improvement Option for an OHSU-Controlled Improvement, the Parties shall have [***] from the date of delivery of the applicable Exercise Notice to OHSU to conclude the negotiation of a Technology Addendum with respect to such OHSU-Controlled Improvement (the “Negotiation Period”). The Negotiation Period may be extended by mutual written consent of the Parties.

(d)

[***] related to the OHSU-Controlled Improvement during the Option Period and the Negotiation Period. If at the end of the Option Period or the Negotiation Period, the Parties are unable to agree upon the terms of the Technology Addendum or if Licensee elects not to exercise its Improvement Option or terminates the negotiation in writing prior to the end of the Negotiation Period in accordance with Section 16.1, Licensee shall [***] for the OHSU-Controlled Improvement for which negotiations have terminated.

(e)

If Licensee fails to exercise the Improvement Option with respect to an OHSU-Controlled Improvement prior to expiration of the Option Period, or if Licensee exercises the Improvement Option prior to expiration of the Option Period but the Parties are unable to conclude a Technology Addendum with respect to such OHSU-Controlled Improvement prior to expiration or early termination of the Negotiation Period, OHSU is free to license its rights in such OHSU-Controlled Improvement to any third party without obligation to Licensee.

3.3

Material Transfer. From time-to-time during the Term of this Agreement, OHSU may, at its sole election, transfer Licensed Materials to Licensee for use within the scope of an executed Material Transfer Addendum. OHSU’s obligations to transfer any Licensed Materials is contingent upon (i) the execution of a Material Transfer Addendum and Licensee’s compliance with this Agreement and such Material Transfer Addendum; (ii) the availability of Licensed Materials, i.e. OHSU has sufficient quantities to transfer Licensed Materials such that OHSU’s continued and/or future use of Licensed Materials is not impeded by the supply of such Licensed Materials to Licensee; (iii) Licensee demonstrates that it has obtained all rights required to allow OHSU to transfer such Licensed Materials to Licensee under a Material Transfer Addendum for the intended use, including the right to transfer and/or Sublicense such Licensed Material to third parties for Development and/or Commercialization; (iv) the Licensed Materials are exclusively owned by OHSU and OHSU has an unencumbered right to transfer the Licensed Material, unless Licensee has fulfilled its obligations under Section 3.3 (iii) and OHSU has been released of any such encumbrance allowing for such transfer; and /or (v) all OHSU creators of such Licensed Materials approve of the transfer of each subject Licensed Material to Licensee.

3.4	Retained Rights.

(a)

OHSU reserves the right to (i) practice and have practiced the Licensed Technologies for non-commercial research and education purposes, including granting nonexclusive licenses for non-commercial research and education purposes and distributing biological and other materials related to the Licensed Technologies to other universities, academic

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institutions and non-profit research organizations; (ii) publish any scientific findings or other information relating to or including the Licensed Technologies; and (iii) all right, title and interest in and to the Licensed Technologies not expressly granted in Section 3.1 or any Technology Addendum. [***].

(b)

This Agreement does not confer any right, title or interest, including any license or rights by implication, estoppel or otherwise, in tangible or intangible property rights, including any patents, know-how or other inventions or discoveries, that are not explicitly granted to Licensee in Article 3, and OHSU expressly retains those rights.

(c)

Patent exhaustion will not apply for any unauthorized sale, and Licensee will provide notice of the Field of Use restrictions to all entities, including Sublicensees and customers to prevent exhaustion of the Patent Rights and any implied license.

3.5

Government Rights. OHSU may have obtained and may in the future obtain funding from an agency of the U.S. Government. All rights granted under this Agreement which incorporates each Technology Addendum and Material Transfer Addendum, are subject to the rights of and obligations to the U.S. Government, and Licensee agrees to comply and enable OHSU to comply therewith, including as set forth in 35 U.S.C. Section 200 et seq., regarding substantial manufacture of Licensed Products in the U.S.. Licensee shall report to OHSU in writing whether or not Licensee and each of its Sublicensees is a “small business firm” as defined by the Small Business Administration for the purposes under the Bayh-Dole Act 37 C.F.R. §401.14(a)(5) in each annual report to OHSU.

4.	PAYMENTS

As partial consideration for the rights granted to Licensee under this Agreement, Licensee will pay OHSU the following:

4.1

Upfront License Payment. The parties acknowledge and agree that up-front licensing fees have been received by OHSU from Licensee, pursuant to the Master Exclusive License Agreement (including in connection with Technology Addendums numbered one through ten and no other). These payments inure to the benefit of Licensee and its Affiliates, successors and assigns, and have satisfied obligations of Licensee under the OHSU Springboard Program. Licensee shall issue to OHSU [***] shares of Licensee common stock in accordance with that certain Stock Purchase Agreement attached as Appendix F.

4.2	Milestone Payments. Licensee will pay OHSU the following amounts within [***] of Licensee or any Sublicensee achieving each of the following milestones:

[***]

Each milestone payment in Sections 4.2.1-4.2.4 shall be payable once on an Indication-by-Indication basis and no amounts shall be due for subsequent or repeated achievements of such milestone for the same Indication for a Vir Licensed Product. For clarity, milestone payments shall be payable more than once for each Vir Licensed Product but the maximum total amount payable per Indication for any Vir Licensed Product under Sections 4.2.1-4.2.4, is $1,275,000.00.

4.3	Royalty Payments. On a Vir Licensed Product-by-Vir Licensed Product and country-by-country basis, during the Royalty Term for a Licensed Product in the Country of Sale, Licensee will pay

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OHSU a continuing royalty of [***] of Net Sales of such Vir Licensed Product in such Country of Sale; provided, however, that during any portion of the Royalty Term for such Vir Licensed Product in such Country of Sale when no Valid Claim of the Patent Rights would, in the absence of a license under the Patent Rights, be infringed by the manufacture, use, sale, offer for sale or import of such Vir Licensed Product in the Country of Sale, the royalty rate applicable to Net Sales of such Licensed Product in such Country of Sale under this Section 4.3 shall be reduced to [***]. No multiple royalty payments will be payable to OHSU because a Vir Licensed Product may be covered by more than one patent or patent application included within the Patent Rights or Licensed Products. Royalty payments are due and payable within [***] after the end of the calendar quarter in which the Net Sale occurred and must be accompanied by a Quarterly Report as more fully described in Section 8.2 below.

For Net Sales solely within any of the Least Developed Countries, the reasonable and documented direct costs to manufacture the Vir Licensed Products involved in such Net Sales (“Costs”) shall be subtracted from the Net Sales for such Least Developed Countries for purposes of calculating the royalties due to OHSU.

4.4

Third Party Royalties. If Licensee is required to pay royalties to a third party in order to sell a Vir Licensed Product in either the Country of Sale or the Country of Manufacture as [***], Licensee may credit against royalties otherwise required to be paid to OHSU on such Vir Licensed Product [***] of the amount otherwise due and payable to OHSU on such Vir Licensed Product.

4.5

License Maintenance Payments. Beginning on the seventh anniversary of the Effective Date and until the first Net Sale in a Developed Country of any Vir Licensed Product, Licensee will pay OHSU a license maintenance payment as specified below.

[***].

4.6

Minimum Royalty Payments. Commencing on the first January 1 to occur after the first Net Sale of any Vir Licensed Product in a Developed Country, and for each year thereafter, Licensee will pay to OHSU minimum annual royalties of [***]. OHSU will credit payment of minimum royalties received against any subsequent royalty payments made by Licensee for any Vir Licensed Products, but only for the year in which the minimum annual royalty was received. Minimum annual royalties are not due on a Vir Licensed Product-by-Vir Licensed Product basis, but instead the single minimum annual royalty payment per year is creditable against any subsequent royalty payments made by Licensee for all Vir Licensed Products sold during that year.

4.7

Sublicensee Payments. On a Sublicense-by-Sublicense basis, Licensee will pay OHSU the percentage set forth below of all Sublicense Revenue within [***] of receipt of such applicable Sublicense Revenue. Licensee will notify OHSU in advance of making any deductions to Sublicense Revenue per this Agreement and Licensee must (i) provide OHSU with adequate accounting and justification in an acceptable form to OHSU and (ii) obtain OHSU’s written approval for any such deduction to Sublicense Revenue, which shall not be unreasonably withheld by OHSU.

[***]

For the avoidance of doubt, Sublicensing Revenue shall be determined on a Vir Licensed Product-by-Vir Licensed Product basis and the amount due under this Section 4.7 for any

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Sublicense shall be determined on the basis of its stage of development at the time the Sublicense is granted (e.g. if Vir Licensed Product [***], then Sublicense Revenue shall be calculated based on the amount due per 4.7.1). If any given Sublicense includes multiple Vir Licensed Products, each at different stages of development, then the percentage of Sublicense Revenue due for such Sublicense shall be determined by the most developed Vir Licensed Product at the time the Sublicense is granted (e.g. if one Vir Licensed Product [***] and one Vir Licensed Product has [***], then Sublicense Revenue shall be calculated based on the amount due per 4.7.2 rather than 4.7.1).

4.8	Material Licensee Fee. Licensee shall pay OHSU all fees described in each Material Transfer Addendum for the transfer of Licensed Materials contained therein.

4.9	Payment Terms.

(a)	Any payments in a Technology Addendum may be in addition to and/or supersede the payments in this Agreement.

(b)

Except as expressly provided in Section 4.6, all payments are nonrefundable and noncreditable, and due and payable to OHSU by Licensee on the date specified in this Agreement. In the event no date is specified, payment is due within [***] from the date of the invoice.

(c)

Any unpaid invoices or payments will incur a late fee of [***] per month ([***] per annum) until paid. Acceptance of late payments does not negate or waive OHSU’s right to seek any other remedy in law, equity or otherwise.

(d)

All amounts payable to OHSU under this Agreement are payable in United States dollars, including royalties based on Net Sales in foreign countries and sublicensee payments payable by Sublicensees located in foreign countries.

(e)

United States dollar amounts will be calculated using the foreign exchange rate published in The Wall Street Journal in effect for that foreign currency on the last business day of the reporting period to which the payment relates, and all fees in connection with making the payment will be borne by Licensee.

(f)	Licensee will [***] by Licensee and Sublicensees.

(g)

All amounts payable to OHSU under this Agreement are net of all taxes and other charges, and Licensee will be responsible for paying all taxes, fees and other charges levied by any taxing authority on account of license payments, royalties or any other sums payable under this Agreement. Licensee will deliver copies of all official tax receipts.

(h)

All payments required under this Agreement will be delivered by hand, by overnight courier, by wire transfer, or by first class, registered or certified mail, properly addressed to OHSU at the address listed in Section 16.1 below.

(i)

All payments required under Technology Addendums one through fifteen (1-15) are superseded by this Second Revised and Restated Master Exclusive License Agreement and are no longer due and payable under each Technology Addendum.

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5.	SUBLICENSING

5.1

Method of Granting a Sublicense. Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, Licensee may grant Sublicenses through multiple tiers under this Agreement or any Technology Addendum or any Material Transfer Addendum (if the applicable Material Transfer Addendum allows for the grant of a Sublicense to the respective Licensed Materials) to Sublicensees by entering into a written Sublicense (a) that names OHSU as a third party beneficiary; and (b) is consistent with all terms and conditions of this Agreement applicable to a Sublicensee, including Sections 7 (Restrictions), 8 (Books, Records and Reports), 9 (Confidential Information), 12 (Representations, Warranties and Disclaimers) and 14 (Indemnification). If a Sublicensee wishes to continue to practice any Licensed Technology after the termination of this Agreement or any Technology Addendum, OHSU may, without obligation, enter into a separate license agreement with such Sublicensee on terms and conditions no less favorable to OHSU than the terms and conditions of this Agreement and Technology Addendums. Notwithstanding to the foregoing, OHSU agrees that Licensee may exercise its license rights hereunder through third party service providers, and contract research organizations, in which case the obligations of this Section and Section 5.2 shall not apply.

5.2

Duty to Deliver a Copy of the Sublicense Agreement to OHSU. Within [***] after the execution of each Sublicense and any amendment thereof, Licensee will deliver to OHSU a copy of that Sublicense and/or amendment to OHSU.

5.3	Liability. Licensee remains liable for Sublicensee’s compliance with the terms and conditions of this Agreement, and OHSU has the right to audit Sublicensee’s compliance.

6.	COMMERCIALIZATION

6.1

Diligence. Licensee will use Reasonably Diligent Efforts to Develop and Commercialize Vir Licensed Products as soon as practicable consistent with reasonable business practices and judgment and any obligations to the U.S. government specified in Section 3.5, including:

[***]

Licensee may [***] and any such [***] will replace the corresponding diligence target(s) in this Section unless [***] of the submission of the Commercial Development Plan Update that it does not approve of one or more of the revisions contained in the Commercial Development Plan Update. OHSU shall not unreasonably withhold approval of any such revisions. Additional diligence benchmarks may be included in each Technology Addendum.

6.2

Commercial Development Plan Update. Furthermore, Licensee will perform substantially as described in the Commercial Development Plan and submit to OHSU within [***] after the end of each calendar year an updated Commercial Development Plan that includes the information substantially in the form attached as Appendix B and addresses Development plans for all Vir Licensed Products, certified as accurate by an officer of Licensee, and reasonably acceptable to OHSU.

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7.	RESTRICTIONS

7.1	Compliance with Laws.

(a)

Licensee is subject to all United States laws and regulations, including the Export Administration Act of 1979 and the Arms Export Control Act (collectively, the “Export Acts”) that control the export of technical data, computer software, laboratory prototypes, Licensed Material, biological materials and other commodities. The transfer of those items may require a license from the U.S. Government or written assurances by Licensee that it will not export such items to certain foreign countries without prior approval from the U.S. Government. OHSU neither represents that a license is required, nor that if required, it will be issued.

(b)

Licensee will at all times and at its expense (i) comply with the Export Acts and obtain all required export licenses and approvals necessary; (ii) register and give the required notice of this Agreement in each country where an obligation exists; and (iii) be solely responsible for ensuring that Licensee’s performance, the Licensed Technology, Licensed Materials, and the Vir Licensed Products comply with all applicable laws, rules, regulations, orders, decrees, judgments and other governmental acts of any foreign governmental authorities having jurisdiction over Licensee or any Sublicensee (including any health and safety rules and regulations and any patent, copyright, trademark or other infringement laws).

7.2	No Endorsement/Use of OHSU’s Name.

(a)	Licensee agrees that it is a startup of OHSU and as such the Parties agree that a press release was released noting this fact.

(b)

At Licensee’s request, the parties will issue a joint press release regarding the existence of the Agreement in a form reasonably acceptable to both parties. Neither Party will use the name, image, trade or service marks, landmarks, monuments, likeness, logos or any other distinguishing feature of the other Party or any employee of the other Party in any press release, general publication, advertising, marketing, promotional or sales literature (“Releases”), in each case without the prior written consent of the other Party. Once such consent has been made, the Parties agree that each shall have the right to use any information contained therein for future Releases. OHSU has the right to state that Licensee and Sublicensees are licensed under the Licensed Technology. At OHSU’s request and approval of each use prior thereto and to the extent permitted by applicable law, Licensee will include the following statement in its advertising of Vir Licensed Products: “Invented at and licensed by Oregon Health & Science University.”

(c)

Notwithstanding anything to the contrary, OHSU does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee and/or Sublicensees including the Vir Licensed Product. Licensee will not state or imply any endorsement by OHSU or any of its employees.

7.3

Marking. Licensee will mark, and cause each Sublicensee to mark, all Vir Licensed Products (or their packaging or websites) with notices of the Patent Rights and of the conditional license that are customary in the field and that are necessary to enable the Patent Rights to be enforced to their full extent in any country where the Vir Licensed Products are made, used, sold or imported. Licensee will provide evidence of proper marking upon request by OHSU.

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8.	BOOKS, RECORDS AND REPORTS

8.1	Notice of First Commercial Transfer. Licensee will notify OHSU of the first transfer for commercial purposes of each Vir Licensed Product in each country in the world within [***] of each such date.

8.2

Quarterly Reports. Commencing on first commercial transfer of any Vir Licensed Product, Licensee will deliver to OHSU within [***] after the end of each calendar quarter (each, a “Reporting Period”) a written report substantially in the form attached as Appendix C that has been signed by an authorized official of Licensee. Each report will set forth a full accounting of any amounts due to OHSU, including the information necessary or desirable to calculate the amount of (a) the continuing royalty payments due under Section 4.3 above for the Reporting Period on a country-by-country basis; (b) the licensing remuneration received during the Reporting Period, or if there were no gross sales/Net Sales or licensing revenue, Licensee will provide a short written statement to OHSU stating that fact; (c) any minimum royalties available as a credit for the Reporting Period; and (d) either the amount due to OHSU for the Reporting Period or the amount of any prepaid minimum royalties that remain available as a credit to Licensee and that will be carried forward to the next Reporting Period.

8.3

Books and Records. Licensee will keep proper, continuous and complete books and records of account in accordance with accounting practices generally accepted in the United States. Those books and records will accurately reflect the sales upon which the continuing royalty payments are based and all other information necessary for the accurate determination of all payments required under this Agreement. Licensee will retain those books and records for at least five years following their creation.

8.4

Audits. Upon reasonable written notice, OHSU will have the right to copy, inspect and audit the records and books of Licensee and Sublicensees a maximum of once each calendar year during normal business hours for the purpose of verifying the correctness of the payments required under this Agreement. Examination of the books and records for any Reporting Period will not take place more than five years following the end of that Reporting Period. Licensee will, within [***] Licensee receives notice of the amount of any shortfall, pay OHSU that shortfall, plus all applicable late fee charges as described in Section 4.9(b), plus interest at [***] above the prime rate of interest set forth in The Wall Street Journal on the date of the shortfall notice. The costs and expense of any such audit will be borne by OHSU unless the audit discloses that Licensee underpaid by [***] or more during any Reporting Period, in which case, Licensee will pay the costs and expense of the audit.

9.	CONFIDENTIAL INFORMATION

9.1

Recipient of Confidential Information will protect and keep that Confidential Information secret and will not (a) disclose that Confidential Information to any person other than to Recipient’s and its actual or prospective Sublicensee’s members, employees, consultants, investors, acquirers, collaborators, agents and independent contractors with a need to know the Confidential Information to exercise its rights and/or perform its obligations hereunder, and who have agreed to an obligation of confidentiality and prohibition on use at least as protective of the Confidential Information as this Section 9; or (b) use that Confidential Information for any purpose other than to exercise its rights and perform its obligations under this Agreement. Recipient’s obligations under Section 9 expire five years following the later of the expiration or termination of this Agreement.

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9.2	If Licensee provides Confidential Information to OHSU, it must do so solely through the authorized representative of OHSU designated in Section 16.1.

9.3

If Recipient is required by law, including Oregon Public Records Law, regulation or court order to disclose any of the Confidential Information, it will: (a) promptly notify the Disclosing Party; (b) reasonably assist the Disclosing Party to obtain a protective order or other remedy of Disclosing Party’s election; (c) provide Disclosing Party prior review of any disclosure; (d) only provide that portion of the Confidential Information that is legally required; and (e) make reasonable efforts to obtain reliable assurance that the Confidential Information will be maintained in confidence.

9.4

Given the nature of the Confidential Information and the damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of their Confidential Information to any third party, the Parties agree that monetary damages would not be a sufficient remedy for any breach or threatened breach of this Section 9. In addition to all other remedies, Disclosing Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 9. The breaching Party agrees to waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such remedy hereunder.

10.	PROSECUTION, DEFENSE AND MAINTENANCE OF PATENTS

10.1	Prosecution and Maintenance.

Following consultation with OHSU on a patent-by-patent basis, Licensee will have the right (a) to file, prosecute, maintain and defend; (b) to institute, defend and conduct all interferences and/or oppositions of any patents or patent applications included within the Patent Rights. Licensee will consult with OHSU on all material patent matters regarding the Patent Rights, and use reasonable good faith efforts to implement all reasonable requests made by OHSU with regard to such matters. Further, Licensee will promptly provide OHSU with copies of all material written communications to and from any patent office with respect to the patent applications and patents contained in the Patent Rights. Licensee will not abandon the prosecution of any patent application or abandon or discontinue the maintenance of any patent or patent application included in the Patent Rights without the prior written notification to OHSU. Licensee will give OHSU at least [***] prior written notice of its intent to abandon the prosecution of any patent application or to discontinue the maintenance of any patent or patent application included in the Patent Rights at which time OHSU will be responsible for prosecution of the patent application or maintenance of the patent if it chooses to continue prosecution or maintenance of the patent. If Licensee is in default of this Agreement or any Technology Addendum and a [***] cure period for such default has expired, or if Licensee has not fully reimbursed OHSU for all Patent Costs, then OHSU may assume, at its discretion and with written notice to Licensee, responsibility for the prosecution and maintenance of the Patent Rights. Licensee will cooperate in the transfer of prosecution and maintenance of the Patent Rights to OHSU as rapidly as practicable and at Licensee’s expense. Prior to Licensee (i) entering liquidation, (ii) having a receiver or administrator appointed over any assets related to this Agreement, (iii) making any voluntary assignment with or for the benefit of any of its creditors, (iv) ceasing to carry on business, or any similar event under the law of any foreign jurisdiction, OHSU shall assume, at its discretion, responsibility for the prosecution and maintenance of the Patent Rights and Licensee will transfer the prosecution and maintenance of the Patent Rights to OHSU immediately at Licensee’s expense.

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10.2

Reimbursement of Ongoing Patent Costs. Licensee agrees to reimburse OHSU for Patent Costs as specified within each Technology Addendum unless Licensee has surrendered its rights under Section 10.4 below.

10.3

Cooperation and Disclosure. Licensee will promptly inform OHSU of all matters that come to its attention that may affect the preparation, filing, prosecution, defense or maintenance of the Patent Rights. Licensee has a continuing responsibility to keep OHSU informed of its and all Sublicensees’ entity status, including any change from “small” to “large” entity (as defined by the United States Patent and Trademark Office).

10.4

Loss of Rights. If Licensee elects not to pay the Patent Costs for the filing, prosecution, defense and/or maintenance of any patent application or patent on a worldwide basis, then such patent or patent application will be excluded from the term “Patent Rights” and all rights relating to such patent application or patents will revert to OHSU without further obligation to Licensee and may be freely licensed by OHSU to others.

10.5

Patent Term Extension. The Parties will cooperate in selecting a patent within the Patent Rights to seek a term extension for or supplementary protection certificate under in accordance with the applicable laws of any country, provided that Licensee shall have the right to select the patent for any patent term extension. Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith.

10.6

Challenge. In the event Licensee intends to challenge the validity or enforceability of any of the Patent Rights, Licensee will (a) give OHSU [***] prior written notice; (b) continue to make all payments required hereunder directly to OHSU without the right to pay into escrow or other account any such amounts; (c) [***]; and (d) [***] if such Patent Rights is/are held valid and enforceable. For purposes of clarity, Licensee agrees that no payment made to OHSU is refundable or may be offset, including any amounts paid under this Agreement prior to or during the period of the challenge, even if the challenge is successful or it is otherwise determined that the Patent Rights do not include valid claims. For clarity, this section does not include any Know-How.

11.	PATENT ENFORCEMENT

11.1

Enforcement Rights. If either OHSU or Licensee becomes aware of any actual or threatened infringement of any Licensed Technology, that Party will promptly notify the other of each infringement or possible infringement, as well as any facts that may affect the validity, scope or enforceability of the Patent Rights (the “Infringement Notice”). The Parties will reasonably cooperate with each other to abate that infringement without litigation.

(a)

If within [***] after the date of the Infringement Notice, attempts to abate such infringement are unsuccessful, then Licensee shall have the first right to bring an action to enforce the Patent Rights in the Field of Use at its own expense, provided Licensee first notifies OHSU and carefully considers OHSU’s views before initiating and throughout that suit. In that case, OHSU will cooperate with Licensee as reasonably requested, at Licensee’s expense, and may be named as a nominal party plaintiff to support such enforcement action.

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(b)

If Licensee fails to bring an action within [***] after the date the Infringement Notice, OHSU may bring an action at its own expense, in which case Licensee will cooperate with OHSU, including joining the suit as reasonably requested, at OHSU’s expense.

The Party initiating and maintaining the action will keep the other Party reasonably apprised of the status and progress of the litigation.

11.2	Fees and Costs. In any infringement action brought under Section 11.1(a), Licensee will pay [***].

11.3	Settlement and Recovery.

(a)

Licensee agrees OHSU owns the Licensed Technologies, and Licensee will not settle any action or other proceeding in any manner that includes an admission of fault and/or is prejudicial to OHSU, including any of the rights regarding the Licensed Technologies, without OHSU’s prior written approval.

(b)

Any recovery made by either Party, through court judgment or settlement, will be applied first to [***], and second, to [***]. However, Licensee shall not be required to reimburse OHSU for royalties that it would have received beyond the total amount that Licensee receives through court judgment or settlement. [***]. Should OHSU be made a Party to any suit described in Section 11.1(a), [***] as a result of and in opposing that action.

12.	REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

12.1

Mutual Representations and Warranties. Each Party represents and warrants to the other that (a) it is and will be at all times during the Term a valid legal entity existing under the law of its state of incorporation with the power to own all of its properties and assets and to carry on its business as it is currently being conducted; and (b) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement.

12.2

Disclaimers. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH IN SECTION 12.1, AND EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, USAGE, AND TRADE PRACTICE, WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE LICENSED TECHNOLOGIES; THAT ANY PATENT WILL ISSUE BASED UPON ANY OF THE PENDING PATENT RIGHTS; OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF ANY LICENSED PRODUCTS WILL NOT INFRINGE PROPERTY RIGHTS. IN NO EVENT WILL OHSU BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR ANY OTHER CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES. NOTHING WILL LIMIT OHSU’S REMEDIES OR ABILITY TO RECOVER DAMAGES IN THE EVENT OHSU ASSERTS ITS INTELLECTUAL PROPERTY RIGHTS, INCLUDING INCREASED DAMAGES FOR WILLFUL INFRINGEMENT.

12.3

Prohibition Against Inconsistent Representations. Licensee will not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever which are inconsistent with any term or condition of this Agreement.

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12.4

Licensed Material Disclaimer of Warranties and Obligations. Any Licensed Materials delivered pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. OHSU makes no representations whatsoever (a) with regard to the scope, accuracy, completeness or usefulness of the Licensed Materials; (b) that the Licensed Materials can be exploited without infringing other patents or other intellectual property rights of third parties; or (c) that the Licensed Materials will accomplish any particular results or are safe or fit for any purpose. OHSU expressly disclaims the warranties of merchantability, fitness for a particular purpose, exclusivity or results obtained from use of Licensed Materials.

12.5

Licensed Materials Limitation of Liability. In no event will OHSU be liable for any incidental, consequential, special or punitive damages resulting from the use of the any Licensed Materials or Clinical Materials. Unless prohibited by law, Licensee assumes all liability for claims for damages against it and/or OHSU by third parties which arise from the use, storage, transfer, sale, offer for sale, sell, import, or disposal of the Licensed Materials and/or Clinical Material by Licensee, Affiliates, any Sublicensee or third party service providers acting on behalf of Licensee or its Affiliates or any Sublicensee.

13.	INSURANCE

13.1

Licensee will maintain general and product liability insurance with deductibles and minimum limits of liability in amounts commensurate with industry standards and sufficient to satisfy its obligation hereunder, including Section 14.1. Evidence of insurance will be provided to OHSU upon request.

14.	INDEMNIFICATION

14.1

Licensee will indemnify, defend and hold harmless OHSU, its directors, trustees, officers, employees, students, fellows, agents, consultants, OHSU Inventors or Inventors who have an obligations to assign to OHSU, the sponsors of the research that led to the Licensed Technologies and/or Licensed Materials (“OHSU Indemnitees”) from and against all third party claims, liabilities, demands, damages, costs, expenses (including attorney fees and costs) and losses, including (a) for death, personal injury, illness and property damage arising from or relating in any way to this Agreement, including the Licensed Products, Vir Licensed Products and Licensed Materials and/or Clinical Materials; (b) the use or misuse of the Licensed Technologies, Licensed Products, Licensed Materials and/or Clinical Materials by or on behalf of Licensee or Sublicensees their customers, suppliers, independent contractors and other third persons; (c) the design, manufacture, distribution, storage, sale, import and/or use of any Licensed Materials and/or Clinical Materials, Vir Licensed Products, Licensed Products or other products or processes developed in connection with or arising out of the Licensed Technologies; and (d) Licensee’s and/or Sublicensees’ negligence and willful malfeasance. OHSU will reasonably cooperate with Licensee, at Licensee’s expense, in the defense of such action; provided that under no circumstances will Licensee or any party acting on its behalf make any admissions of fault or impose any material obligation on OHSU Indemnitees, including with respect to the Licensed Technologies, the Licensed Materials and/or Clinical Materials.

14.2

To the extent necessary to satisfy its obligations to OHSU under Section 14.1, Licensee hereby waives any immunity or exemption from liability for the personal injury or death of its employees that may exist under, or any right to receive contribution from OHSU created by, the workers’ compensation laws of the state where the injury occurs or the employee is located.

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15.	TERM AND TERMINATION

15.1	Expiration. This Agreement is effective as of the Effective Date and unless sooner terminated under this Section 15, will expire at the end of the Term.

15.2	Termination by Either Party.

(a)

Either Party may terminate this Agreement, any Technology Addendum and/or any Material Transfer Addendum, if the other Party commits a breach and fails to remedy such breach within 60 days after receiving written notice (the “Cure Period”). The Cure Period may be extended an additional 120 days (the “Cure Period Extension”) if the breaching Party is unable to reasonably cure the breach within the Cure Period. Any request for a Cure Period Extension must be submitted to the non-breaching Party during the Cure Period and such request will be accompanied by a written description detailing why such breach could not be cured during the Cure Period, and will describe in detail, the actions that the breaching party will take to cure the breach during the Cure Period Extension (the “Cure Plan”). The Cure Plan will be reviewed, approved, and signed by authorized representatives of Parties. If OHSU is unable to determine Licensee’s and its Sublicensee’s compliance with the terms and conditions of this Agreement, any Technology Addendum, and/or any Material Transfer Addendum because Licensee has not provided sufficient communications required by this Agreement, any Technology Addendum, and/or any Material Transfer Addendum, the Parties agree that such failure to provide will also be deemed evidence of Licensee’s failure to perform activities to which were to be reported in such communications.

(b)

This Agreement will terminate if the other Party enters liquidation, has a receiver or administrator appointed over any assets related to this Agreement, makes any voluntary assignment with or for the benefit of any of its creditors, or ceases to carry on business, or any similar event under the law of any foreign jurisdiction. If either Party enters into any of the above actions inadvertently, and such Party fails to remedy such inadvertent action within 30 days of such action, then this Agreement, each Technology Addendum and each Material Transfer Addendum will terminate immediately.

15.3

Licensee’s Termination Rights. At any time following the first anniversary of the Effective Date, Licensee may terminate this Agreement and/or any Technology Addendum or Material Transfer Addendum by giving OHSU sixty (60) days’ written notice and paying OHSU all appropriate sums then due and payable.

15.4

Termination by OHSU. OHSU does not license its rights to entities that bring suit against it and as such, OHSU may immediately terminate this Agreement if Licensee or any Sublicensees directly or indirectly bring any action or proceeding against OHSU, including any pertaining to tangible or intellectual property, except as described in Section 10.6, owned by OHSU, unless (a) Licensee or Sublicensee has attempted reasonably and in good faith to resolve the subject matter of such suit through discussion and mediation as described in Section 16.7, or (b) the suit relates to an uncured material breach of this Agreement by OHSU that has not been resolved in accordance with this Agreement or (c) by way of counterclaims or cross claim.

15.5

Consequences of Termination of Technology Addendum or Material Transfer Addendum. Upon the termination of a specific Technology Addendum or a Material Transfer Addendum under Section 15.3 (“Terminated Addendum”), all rights licensed or transferred by OHSU to Licensee under Terminated Addendum will revert to OHSU, all Sublicenses will terminate under

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such Terminated Addendum. In the case where Licensee has had direct responsibility for prosecution and maintenance of the Patent Rights under such Terminated Addendum, Licensee shall do everything necessary to revert patent prosecution back to OHSU at Licensee’s expense.

15.6	Consequences of Expiration/Termination. Upon expiration or earlier termination of this entire Agreement for any reason whatsoever:

(a)	All Technology Addendums and Material Transfer Addendums shall terminate;

(b)

Upon termination, but not expiration, of this Agreement for any reason whatsoever, Licensee’s rights to Licensed Products will immediately terminate, and its Sublicensees rights to Licensed Products will immediately terminate; provided that if Licensee or any Sublicensee then possess, have started the manufacture of or have accepted binding orders for Vir Licensed Products, then Licensee or such Sublicensee shall maintain its right to sell their inventories, complete the manufacture of, and market and sell the finished Vir Licensed Products to the extent necessary to dispose of those inventories and fill those orders, subject at all times to Licensee’s obligation to comply with the terms and conditions of this Agreement, including to pay OHSU the payments under Section 4 and to deliver the reports required in Section 8.2;

(c)	Neither Party will be discharged from any liability or obligation to the other Party that arose, accrued or became due before the effective date of expiration or termination;

(d)

Within [***] after the expiration or earlier termination of this Agreement for any reason, Licensee will submit a final report in form and content similar to the Quarterly Report and pay all amounts required to be paid to OHSU under this Agreement, including the prorated minimum annual license maintenance payment and minimum annual royalty payments;

(e)

Sections that by their nature prescribe continuing rights and obligations will survive until their purposes are fulfilled, including Section 7 (Restrictions), 8 (Books, Records and Reports), 9 (Confidential Information), 12 (Representations, Warranties and Disclaimers), 13 (Insurance), 14 (Indemnification) and 16 (General Provisions);

(f)

Upon any termination, but not expiration, of this Agreement, Licensee will return to OHSU all Licensed Technology materials including all manufactured materials containing Licensed Products, books, records, lab data, manufacturing data and protocols, and Licensed Materials;

(g)

Each Party will promptly return or destroy the Confidential Information of the other Party (except that each Party may retain one copy of the other Party’s Confidential Information solely for archival purposes), and will deliver a certificate signed by one of its authorized officers that it has done so; and

(h)

All rights licensed or transferred by OHSU to Licensee under this Agreement will revert to OHSU, all Sublicenses will terminate; provided that in the case of expiration of this Agreement, Licensee shall have under any Know-How, Licensed Technology, and Licensed Material a fully paid-up, worldwide, non-exclusive license to conduct research and to develop, make, have made, use, sell, offer for sale and import Licensed Products and Vir Licensed Products in the Field of Use. In the case where Licensee has had direct responsibility for prosecution and maintenance of the Patent Rights, Licensee shall do everything necessary to revert patent prosecution back to OHSU at Licensee’s expense.

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16.	GENERAL PROVISIONS

16.1

Notices. All notices or other communications given hereunder shall be in writing, shall be signed by an officer of the Party sending such notice or other communication, and shall be delivered by hand, by overnight courier, by electronic mail or by facsimile with all delivery charges prepaid and addressed to the Parties as follows:

If to OHSU:	[***]
If to Licensee:	[***]

Communications under Sections 10 and 11 may also be made by verbal disclosure in person and/or telephonically. All such notices and communications will be effective on the date delivered, if in person or telephonically, on the date of the postmark of that notice or communication if by courier, and on the date of the date stamp of that notice or communication if by electronic mail or facsimile. Either Party may change its address by giving notice of that change to the other Party.

16.2

Waivers. Neither Party will be deemed to have waived any of its rights under this Agreement until it has signed a written waiver of those rights. Without limiting the preceding, no failure or delay by either Party in exercising any rights, powers or remedies under this Agreement will operate as a waiver of any such right, power or remedy, and no waiver will constitute a waiver of any other provision, breach, right or remedy, nor will any waiver constitute a continuing waiver or be effective except for the specific instance and for the specific purpose given.

16.3

Amendments. If either Party wishes to modify this Agreement or any Technology Addendum or any Material Transfer Addendum, the Parties will confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by both Parties.

16.4

Assignment. Except upon the sale, assignment or transfer, of all assets of Licensee related to this Agreement to a third party, Licensee will not assign or transfer its interests in nor delegate its obligations under this Agreement or any Technology Addendum or Material Transfer Addendum, whether by transfer, merger, operation of law or otherwise without OHSU’s written consent, which will not be unreasonably withheld. A Change of Control of Licensee (voting or otherwise) will be deemed an assignment for purposes of this Section 16.4. This Agreement will be binding on and inure to a Party’s successors and assigns. OHSU has the right to assign its Licensed Technologies and this Agreement to any successor or assign. Licensee shall notify OHSU of any assignments or transfers within a reasonable time period of such action being finalized.

16.5

Governing Law; Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Oregon without reference to any choice of law provisions, the Uniform Commercial Code or the International Convention on the Sale of Goods. Subject to Section 16.7, any claim, action or suit between OHSU and Licensee and/or Sublicensee that arise out of or relate to this Agreement and that is not barred by sovereign immunity will be brought and conducted solely and exclusively within the Circuit Court for Multnomah County, Oregon, provided however, if any such claim, action or suit may be brought

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only in a federal forum or pertains to the enforcement of the Patent Rights, and does not waive sovereign immunity on behalf of OHSU unless OHSU so elects at that time, such claim, action or suit will be brought and conducted solely and exclusively within the United States District Court of Oregon and licensee and/or Sublicensee consents to the jurisdiction of and venue in those courts. Nothing herein will be construed as a waiver of sovereign immunity.

16.6

Severability. The terms and conditions of this Agreement are severable. If any term or condition of this Agreement is rendered invalid or unenforceable by any law or regulation, or declared null and void by any court of competent jurisdiction, that part will be reformed, if possible, to conform to law, and if reformation is not possible, that part will be deleted in such jurisdiction only and the remainder of the terms and conditions of this Agreement as well as the invalid or unenforceable term or condition in all jurisdictions where valid and enforceable will remain in full force and effect, unless enforcement of this Agreement without the invalid or unenforceable term or condition would be grossly inequitable under the circumstances or would frustrate the primary purpose of this Agreement.

16.7

Dispute Resolution. The Parties agree to first attempt to settle amicably any controversy or claim arising out of or relating to this Agreement by providing copies of documents reasonably requested to enable a Party to evaluate its position. If the Parties are unable to settle amicably any controversy or claim then both Parties agree that all disputes between them arising out of or relating to this Agreement will be submitted to non-binding mediation unless the Parties mutually agree otherwise in writing. Licensee further agrees to include a similar provision in all agreements with Sublicensees thereby providing for mediation as the first and primary method for dispute resolution between the parties to those agreements. All parties agree to exercise their best effort in good faith to resolve all disputes in mediation provided, however, nothing will limit OHSU’s remedies or ability to enforce its rights in the Licensed Technology in any jurisdiction or manner.

16.8

Independent Contractor; No Agency. Neither Party will be deemed to be the employee, representative, agent, joint venture or partner of the other Party for any purpose. Neither Party has the authority to obligate or bind the other, or to incur any liability on behalf of the other, nor to direct the employees of the other.

16.9

Interpretation. Both Parties have had the opportunity to have this Agreement and each Technology Addendum and/or Material Transfer Addendum reviewed by their attorneys. Therefore, no rule of construction or interpretation that favors or disfavors either Party will apply to the interpretation of this Agreement including each Technology Addendum and/or Material Transfer Addendum. Instead, this Agreement and each Technology Addendum and/or Material Transfer Addendum will be interpreted according to the fair meaning of its terms. The captions or headings of this Agreement and each Technology Addendum and/or Material Transfer Addendum are for convenience of reference only. They will not limit or otherwise affect the meaning or interpretation of any provision of this Agreement and each Technology Addendum and/or Material Transfer Addendum. The words “includes” and “including” are not limited in any way and mean “includes or including without limitation.” The word “person” includes individuals, corporations, partnerships, limited liability companies, co-operatives, associations and other natural and legal persons. The term “and/or” means each and all of the persons, words, provisions or items connected by that term; i.e., it has a joint and several meaning. The word “will” is a synonym for the word “shall”. All attachments to this Agreement and each Technology Addendum and/or Material Transfer Addendum are a part of and are incorporated in this Agreement.

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16.10

Counterparts; Facsimile Delivery. This Agreement and each Technology Addendum and/or Material Transfer Addendum may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same Agreement. This Agreement and each Technology Addendum and/or Material Transfer Addendum may be delivered by facsimile, and when so delivered will have the same force and effect as delivery of an original signature.

16.11

Entire Agreement. With respect to the Licensed Technologies, this Agreement, including its Appendices, Technology Addendums, and Material Transfer Addendums are incorporated herein by reference, is the entire agreement between the Parties and supersedes all prior discussions, representations, warranties and agreements, both written and oral between the Parties, including but not limited to the Master Exclusive License Agreement effective June 22, 2012 and the Revised and Restated Master Exclusive License Agreement executed on August 18, 2014.

OHSU: OREGON HEALTH & SCIENCE UNIVERSITY

/s/Andrew R.O. Watson Andrew R.O. Watson, PhD, CLP Director, Technology Transfer		August 27, 2019 Date

LICENSEE: VIR BIOTECHNOLOGY, INC.

By:	/s/Jay Parrish Signature of Authorized Official	August 27, 2019 Date

Name:	Jay Parrish

Title:	Chief Business Officer

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APPENDIX A

COMMERCIAL DEVELOPMENT PLAN

[***]

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APPENDIX B

FORM OF ANNUAL UPDATE TO THE COMMERCIAL DEVELOPMENT PLAN

To: Oregon Health & Science University (“OHSU”)

From:                                      (“Licensee”)

Date:

Period Covered by Report: January 1, 20     through December 31, 20     (the “Reporting Period”).

This Annual Update to the Commercial Development Plan Report (this “Report”) is provided by Licensee to OHSU pursuant to their Exclusive License Agreement dated                              regarding Invention Disclosure No(s)          (the “Agreement”).

1.    A copy of Licensee’s Commercial Development Plan in effect for the Reporting Period covered by this Report is attached to this Report as Exhibit A (the “Current Plan”).

2.    [***].

3.    A copy of Licensee’s updated Commercial Development Plan, including the anticipated date of first transfer of Vir Licensed Product for commercial purposes if such transfer has not been made as of the date of this Report, is attached to this Report as Exhibit C (the “New Plan”).

4.    A listing of any new investigational new drug (IND) application(s) filed on Vir Licensed Products in the past year with information on which Patent Rights the Licensee believes covers such Vir Licensed Product.

5.    [***].

This Report is true, accurate and complete in all material respects.

[must be signed and dated by officer of Licensee]

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APPENDIX C

FORM OF QUARTERLY REPORT

Name of Licensee:	Invention Disclosure #

Reporting Period:

A.	Royalties

[***]

B.	Milestone payments

C.	License maintenance payments

D.	Sublicensee payments

[***]

THE INFORMATION IN THIS REPORT IS TRUE, ACCURATE AND COMPLETE FOR THE REPORTING PERIOD SPECIFIED ABOVE.

LICENSEE:

By:
	Signature of Authorized Official	Date

Printed Name

Title

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APPENDIX D

FORM OF THE TECHNOLOGY ADDENDUM

TECHNOLOGY ADDENDUM NO. [●] TO THE SECOND REVISED AND RESTATED

MASTER EXCLUSIVE LICENSE AGREEMENT BETWEEN OHSU AND VIR

BIOTECHNOLOGY, INC.

This Technology Addendum (this “Technology Addendum”), dated and effective as of [●] (the “Technology Addendum Effective Date”), is between the Oregon Health & Science University, having offices at 0690 SW Bancroft Street, Portland, Oregon 97239 (“OHSU”), and Vir Biotechnology, Inc., having offices at 499 Illinois Street, San Francisco, California 94158 (“Licensee”). OHSU and Licensee are herein referred to each as a “Party” and collectively as the “Parties.”

1	BACKGROUND

1.1

OHSU and Licensee have entered into a Master Exclusive License Agreement dated June 22, 2012 (the “Agreement”) and subsequently revised and restated on August 18, 2014 and second revised and restated on August 27, 2019.

1.2	OHSU has certain inventions and discoveries generally described in OHSU Invention Disclosure [●] entitled [●] (the “Invention”).

1.3	OHSU desires the Invention to be utilized for the public benefit to the fullest extent possible.

1.4	Licensee intends to bring together the scientific and business talent, facilities and capital to develop and market products and processes based upon the Invention.

1.5	Licensee wishes to obtain from OHSU, and OHSU is willing to grant to Licensee, a license to exploit the Invention subject to the terms and conditions set forth in the Agreement and set forth below.

2	DEFINITIONS

Capitalized terms used in this Technology Addendum shall have the meaning as set forth in the Agreement unless otherwise stated herein.

2.1	“Addendum Term” means the period beginning on the Technology Addendum Effective Date and, subject to earlier termination under Section 15, will expire upon the Term of the Agreement.

2.2

“Know-How” means information, including Confidential Information, provided by the Inventors at their sole election, as set forth in Appendix A-1, and materials transferred to Licensee in amounts determined solely by Inventors.

2.3

“Patent Rights” means the patents and patent applications listed on Appendix B-1 to this Technology Addendum, PCT, U.S. and foreign applications thereon, including continuations, continuations-in-part (but only to the extent of subject matter therein that is described sufficiently

Confidential	28

in the patents and patent applications listed on Appendix B-1 to satisfy the requirements of 35 U.S.C. §112) and divisionals, patents issuing from any of the foregoing, and reissues, extensions, supplementary protection certificates, substitute applications, and reexaminations of any of the foregoing.

3	GRANT OF RIGHTS

(a)

Patent License. Subject to the terms and conditions of the Agreement, this Technology Addendum and Licensee’s compliance therewith, OHSU grants to Licensee and its Affiliates an exclusive worldwide license, with the right to grant Sublicenses as set forth in the Agreement.

(b)

Non-Exclusive Know-How License. Subject to the terms and conditions of the Agreement, this Technology Addendum and Licensee’s compliance therewith, OHSU grants to Licensee a nonexclusive, worldwide license, with the right to grant Sublicenses as set forth in the Agreement.

4	PAYMENTS

As partial consideration for the rights granted to Licensee under this Technology Addendum, in addition to the payments described in the Agreement, Licensee will pay OHSU the following:

4.1	Technology Addendum Issue Fee.

[To be negotiated for each Technology.]

4.2	Other Payments for Technology Addendum

[To be negotiated for each Technology Addendum.]

4.3

Reimbursement of Patent Costs. Within [***] after the Technology Addendum Effective Date, Licensee will pay OHSU for any Patent Costs (if any) on the Patent Rights incurred by OHSU as of the date of signing of this Technology Addendum. Licensee agrees to reimburse OHSU for all additional Patent Costs incurred on the Patent Rights within [***] of invoice unless Licensee has surrendered its rights under Section 10.4 of the Agreement.

5	COMMERCIALIZATION

5.1

Diligence. All within the context of a Vir Licensed Product, Licensee will use Reasonably Diligent Efforts to Develop and Commercialize Licensed Products as soon as practicable consistent with reasonable business practices and judgment and any obligations to the U.S. government specified in Section 3.5, including Licensee’s obligations under section 6.1 of the Agreement and/or:

[To be completed prior to execution of each Technology Addendum]

5.2	Commercial Development Plan. Licensee will perform substantially as described in the Commercial Development Plan attached as Appendix A to the Agreement.

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5.3

[Optional language for inventions arising from third party funding, including but not limited to, funding from the Bill & Melinda Gates Foundation to meet Global Access requirements or other special circumstances.]

6	TERM AND TERMINATION

6.1

Expiration. This Technology Addendum is effective as of the Technology Addendum Effective Date and unless sooner terminated in accordance with the Agreement, will expire at the end of the Addendum Term.

7	GENERAL PROVISIONS

7.1

Entire Agreement. With respect to the Licensed Technology, this Technology Addendum and the Agreement, including their Appendices which are incorporated herein by reference, is the entire agreement between the Parties and supersedes all prior discussions, representations, warranties and agreements, both written and oral between the Parties.

OHSU:

OREGON HEALTH & SCIENCE UNIVERSITY

Signature of Authorized Official	Date

LICENSEE:

VIR BIOTECHNOLOGY, INC.

By:
	Signature of Authorized Official	Date

Name:

Title:

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Appendix A-1

Know-How Technology Addendum

[To be completed prior to execution of each Technology Addendum]

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Appendix B-1

Patent Rights Technology Addendum

[To be completed prior to execution of each Technology Addendum]

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APPENDIX E

FORM MATERIAL TRANSFER ADDENDUM

MATERIAL TRANSFER ADDENDUM NO. [●] TO THE MASTER EXCLUSIVE LICENSE

AGREEMENT BETWEEN OHSU AND VIR BIOTECHNOLOGY, INC.

This Material Transfer Addendum (this “Material Transfer Addendum”), dated and effective as of [●] (the “Material Transfer Addendum Effective Date”), is between the Oregon Health & Science University, having offices at 0690 SW Bancroft Street, Portland, Oregon 97239 (“OHSU”), and Vir Biotechnology, Inc., having offices at 499 Illinois Street, San Francisco, California 94158 (“Licensee”). OHSU and Licensee are herein referred to each as a “Party” and collectively as the “Parties.”

A.	OHSU and Licensee have entered into a Master Exclusive License Agreement dated June 22, 2012 (the “Agreement”) and subsequently revised and restated on August 18, 2014 and on [●].

B.	OHSU has certain Licensed Materials listed in Appendix A-1 of this Material Transfer Addendum (the “Licensed Materials”).

C.

Licensee wishes to obtain from OHSU, and OHSU is willing to grant to Licensee, a license to exploit the Licensed Materials subject to the terms and conditions set forth in the Agreement and this Material Transfer Addendum.

NOW, THEREFORE, it is hereby agreed as follows:

1.	DEFINITIONS

Capitalized terms used in this Technology Addendum shall have the meaning as set forth in the Agreement unless otherwise stated herein.

1.1

“Addendum Term” means the period beginning on the Material Transfer Addendum Effective Date and, subject to earlier termination under Section 15 of the Agreement, will expire upon the expiration of the Agreement.

2.	GRANT OF RIGHTS

2.1

Non-Exclusive Material License. Subject to the terms and conditions of the Agreement, execution of this Material Transfer Addendum and Licensee’s compliance therewith, OHSU grants to Licensee a nonexclusive, [to be completed prior to execution of each Material Transfer Addendum].

3.	PAYMENTS

3.1

Material License Fee. Licensee will pay OHSU a one-time license fee of [●] ($●) dollars within [***] after of the Material Transfer Addendum Effective Date as partial consideration rights granted under this Material Transfer Addendum in accordance with the Agreement.

3.2

Shipping Fees. Shipping fees shall be determined at the time of shipment and Licensee acknowledges that these fees will be incurred following execution of this Material Transfer Addendum. Licensee shall pay for all such shipping fees and OHSU shall use Licensee’s FedEx Account Number to pay for shipping.

Licensee FedEx Account Number: __________________

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4.	RESTRICTIONS

4.1

Use Restrictions. Licensee will not use the Licensed Materials for any purpose other than as allowed in this Material Transfer Addendum and may not incorporate the Licensed Materials in any product for use in humans, unless allowed under Section 2 of this Material Transfer Addendum, without OHSU’s prior written consent. Licensee agrees to use the Licensed Materials in compliance with all applicable statutes and regulations, including without limitation those governing disposal of hazardous materials, export control regulations, and any condition of the Agreement.

5.	ADDITIONAL LICENSEE REPRESENTATION AND WARRANTIES.

5.1	[To be completed prior to execution of each Material Transfer Addendum]

6.	TERM AND TERMINATION

6.1

Expiration. This Material Transfer Addendum is effective as of the Material Transfer Addendum Effective Date and unless sooner terminated under this Section 6, or as specified in the Agreement, will expire at the end of the Addendum Term.

7	GENERAL PROVISIONS

7.1

Entire Agreement. With respect to this Material Transfer Addendum and the Agreement, including their Appendices which are incorporated herein by reference, is the entire agreement between the Parties and supersedes all prior discussions, representations, warranties and agreements, both written and oral between the Parties.

OHSU:
OREGON HEALTH & SCIENCE UNIVERSITY

Signature of Authorized Official	Date

LICENSEE:
VIR BIOTECHNOLOGY, INC.

By:
Signature of Authorized Official	Date

Name

Title

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APPENDIX A-1

LICENSED MATERIALS

Licensed Material	Access Fee

Total Access Fee

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APPENDIX F

STOCK PURCHASE AGREEMENT

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